As filed with the Securities and Exchange Commission on May 26, 2023

Registration No. 333-154735

Registration No. 333-160933

Registration No. 333-211458

Registration No. 333-225149

Registration No. 333-238551

Registration No. 333-256969

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333 154735

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-160933

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-211458

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-225149

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-238551

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-256969

UNDER

THE SECURITIES ACT OF 1933

TRAVELCENTERS OF AMERICA INC.

(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	20-5701514 (IRS Employer Identification No.)

24601 Center Ridge Road

Westlake, Ohio 44145-5639

(440) 808-9100

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

TravelCenters of America LLC 2007 Equity Compensation Plan

Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan

TravelCenters of America LLC 2016 Equity Compensation Plan

TravelCenters of America Inc. Second Amended and Restated 2016 Equity Compensation Plan

(Full Title of the Plans)

Babu V. Rajalingam

Vice President and Chief Financial Officer

TravelCenters of America, Inc.

24601 Center Ridge Road

Westlake, Ohio 44145-5639

(440) 808-9100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:

Eric Krautheimer

Sullivan & Cromwell LLP

1888 Century Park East

Suite 2100

Los Angeles, California 90067

(310) 712-6678

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment is related to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), previously filed by TravelCenters of America Inc., a Maryland corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-154735, originally filed with the SEC on October 24, 2008, as amended by Post-Effective Amendment No. 1 filed with the SEC on August 1, 2019, which registered the offering of an aggregate of 1,911,700 shares of the Company’s common stock, no par value (“No Par Value Shares”), issuable pursuant to the TravelCenters of America LLC 2007 Equity Compensation Plan;

•	Registration Statement No. 333-160933, originally filed on July 31, 2009, as amended by Post-Effective Amendment No. 1 filed with the SEC on August 1, 2019, which registered the offering of an aggregate of 1,000,000 shares of the Company’s No Par Value Shares, issuable pursuant to the Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan;

•	Registration Statement No. 333-211458, originally filed with the SEC on May 19, 2016, as amended by Post-Effective Amendment No. 1 filed with the SEC on August 1, 2019, which registered the offering of an aggregate of 2,300,000 shares of the Company’s common stock, par value $0.001 per share (“Shares”), issuable pursuant to the TravelCenters of America LLC 2016 Equity Compensation Plan;

•	Registration Statement No. 333-225149, originally filed with the SEC on May 23, 2018, as amended by Post-Effective Amendment No. 1 filed with the SEC on August 1, 2019, which registered the offering of an aggregate of 2,000,000 Shares, issuable pursuant to the TravelCenters of America LLC 2016 Equity Compensation Plan, as amended;

•	Registration Statement No. 333-238551, originally filed with the SEC on May 21, 2020, which registered the offering of an aggregate of 425,000 Shares, issuable pursuant to the TravelCenters of America Inc. Second Amended and Restated 2016 Equity Compensation Plan, as amended (the “2016 Plan”); and

•	Registration Statement No. 333-256969, originally filed with the SEC on June 10, 2021, which registered the offering of an aggregate of 900,000 Shares, issuable pursuant to the 2016 Plan.

The Company is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove from registration the securities of the Company that had been registered but remain unsold or not yet issued under such Registration Statements.

On May 15, 2023, pursuant to the Agreement and Plan of Merger, dated as of February 15, 2023 (the “Merger Agreement”), by and among the Company, BP Products North America Inc., a Maryland corporation (“Parent”) and Bluestar RTM Inc., a Maryland corporation and a wholly owned indirect subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offerings, these Post-Effective Amendments Nos. 2, 2, 2, 2, 1 and 1 hereby remove from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendment Nos. 2, 2, 2, 2, 1 and 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 26, 2023. No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478(c) under the Securities Act of 1933, as amended.

TRAVELCENTERS OF AMERICA INC.

By:	/s/ Gregory A. Franks
Name: Gregory A. Franks
Title: President and Chairman